ZYCON CORPORATION AND SUBSIDIARIES
                         STATEMENT REGARDING COMPUTATION
                             OF NET INCOME PER SHARE
                                   (unaudited)
                      (In thousands, except per share data)



                                          Three Months Ended   Nine Months Ended
                                             September 30,       September 30,
                                          ------------------   -----------------
                                            1996      1995       1996      1995
                                           ------    ------     ------    ------

Net income                                $ 1,914              $ 7,413
                                          =======              -------
Pro forma net income                                 $ 2,370             $ 4,634
                                                     =======             =======

Weighted average shares outstanding
     during the period                     11,053      8,000    11,020     8,000

Common shares issued and stock options
     granted in accordance with Staff
     Accounting Bulletin No. 83                           97                  97

Common Stock Equivalents                       38                   70

Shares deemed outstanding to fund final
     shareholder distribution                            553                 553
                                         --------    -------   -------    ------

Total shares outstanding for purposes
 of calculating primary and fully
 diluted earnings per share                11,091      8,650    11,090     8,650
                                         ========    =======   =======   =======

Net Income per common and
     common stock equivalent share       $   0.17              $  0.67
                                         ========              =======

Pro forma primary earnings per common and
     common stock equivalent share                   $  0.27             $  0.54
                                                     =======             =======